EXHIBIT 99

        PRESS RELEASE ISSUED BY WHITMAN CORPORATION ON DECEMBER 17, 1997


     CHICAGO (December 17, 1997) -- Whitman Corporation announced today that its Board of Directors has declared a dividend of Hussmann and Midas common stock to Whitman shareholders of record on January 16, 1998. Each Whitman shareholder will receive one share of Hussmann stock for every two shares of Whitman stock held and one share of Midas stock for every six shares of Whitman stock held. The distribution of the dividend is scheduled for January 30, 1998.

     The Board of Directors approved the plan to spin-off Midas and Hussmann last June, subject to a favorable tax ruling from the Internal Revenue Service and market conditions. In December, the IRS ruled that the spin-offs would be non-taxable to the corporation and its shareholders.

     Bruce S. Chelberg, Chairman and Chief Executive Officer said, "As stand alone companies, each of our businesses has a very bright future. Shareholders are well served by this action of the Board."

     Midas and Hussmann will trade on the New York Stock Exchange. The Midas symbol will be MDS, and the Hussmann symbol will be HSM. It is not necessary for shareholders to take any action with respect to the dividend.